Exhibit 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of each class securities of North Haven Net REIT (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of such classes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Maryland Statutory Trust Act (the “MSTA”), and the full text of our Certificate of Trust (the “Certificate of Trust”), our Amended and Restated Declaration of Trust (our “Declaration of Trust”) and our Bylaws (the “Bylaws”).

General

Under our Declaration of Trust, we have authority to issue an unlimited number of common shares of beneficial interest, including unlimited shares classified as Class T shares, unlimited shares classified as Class F-T shares, unlimited shares classified as Class S shares, unlimited shares classified as Class F-S shares, unlimited shares classified as Class D shares, unlimited shares classified as Class F-D shares, unlimited shares classified as Class I shares, unlimited shares classified as Class F-I shares and unlimited shares classified as Class E shares, and an unlimited number of shares classified as preferred shares of beneficial interest, par value $0.01 per share. As of the date of this Annual Report on Form 10-K, only our Class S shares, Class F-S shares, Class I shares and Class F-I shares are registered pursuant to Section 12 of the Exchange Act.
Common Shares

Subject to the restrictions on ownership and transfer of our shares of beneficial interest set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, the holders of our common shares are entitled to one vote per share on all matters voted on by shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our shares of beneficial interest, the holders of common shares are entitled to such distributions as may be authorized from time to time by our board of trustees (or a committee of our board of trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. All of the outstanding common shares are fully paid and non-assessable. Holders of our common shares do not have preemptive rights, which means that such holders do not have an automatic option to purchase any new common shares that we issue.

Our Declaration of Trust also contains a provision permitting our board of trustees, without any action by our shareholders, to amend or supplement our Declaration of Trust to classify or reclassify any unissued shares from time to time and set or change the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the class or series of shares.

We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. State Street Bank and Trust Company acts as our registrar and as the transfer agent for our shares.

Class S Shares

Each Class S share issued in our primary offering is subject to an upfront selling commission of up to 3.5% of the transaction price of each Class S share sold in the offering on the date of the purchase. Morgan Stanley Distribution, Inc. (the “Dealer Manager”) anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class S shares.

We pay the Dealer Manager selling commissions over time as a shareholder servicing fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The shareholder servicing fees are paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the

Exhibit 4.3
shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers, and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

The upfront selling commission is not payable in respect of any Class S shares sold pursuant to our distribution reinvestment plan, but such shares are charged the shareholder servicing fee payable with respect to all our outstanding Class S shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class S shares may convert Class S shares into, or exchange Class S shares for, a number of Class I shares with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued. The Dealer Manager also has the right to approve at its own discretion the ability for a holder of Class S shares to convert Class S shares into, or exchange Class S shares for, a number of Class I shares with an equivalent NAV under certain circumstances.

Class I Shares

No upfront selling commissions or dealer manager fees or shareholder servicing fees will be paid for sales of any Class I shares.

Class F-S Shares

Each Class F-S share issued in our primary offering is subject to an upfront selling commission of up to 3.5% of the NAV per share of each Class F-S share sold in the offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

We pay the Dealer Manager selling commissions over time as a shareholder servicing fee with respect to our outstanding Class F-S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class F-S shares. The shareholder servicing fees are paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers, and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

The upfront selling commission is not payable in respect of any Class F-S shares sold pursuant to our distribution reinvestment plan, but such shares are charged the shareholder servicing fee payable with respect to all our outstanding Class F-S shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class F-S shares may convert Class F-S shares into, or exchange Class F-S shares for, a number of Class I shares with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued. The Dealer Manager also has the right to approve at its own discretion the ability for a holder of Class F-S shares to convert Class F-S shares into, or exchange Class F-S shares for, a number of Class I shares with an equivalent NAV under certain circumstances.

Class F-1 Shares

No upfront selling commissions or dealer manager fees or shareholder servicing fees will be paid for sales of any Class F-I shares.

Non-Voting Shares of Sponsor Shareholders

Pursuant to the terms of our Declaration of Trust, and subject to certain limited exceptions, any of our common shares held by Morgan Stanley or its affiliate (or otherwise controlled by Morgan Stanley or any of its affiliates)

Exhibit 4.3
(each, a “MS Shareholder”) that are determined at the time of acquisition by a MS Shareholder or any other event resulting in an adjustment in the relative percentage of common shares owned or controlled by the MS Shareholders, to be in the aggregate in excess of 4.99% (or such other percentage that may be permitted under Section 4(c)(6) of the U.S. Bank Holding Company Act of 1956, as amended, any class of our voting common shares will be, and will remain, a non-voting common share as set forth in our Declaration of Trust (a “Non-Voting Common Share”) and will not be permitted to vote on any matter submitted to our shareholders for approval; provided, that a Non-Voting Common Share may vote on any matter on which the MS Shareholders are permitted to vote without causing such Non-Voting Common Share to become a voting security for purposes of Regulation Y of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Other Terms of Common Shares

Each Class T share, Class S share, Class D share, Class F-T share, Class F-S share and Class F-D share (including any fractional share) held in a shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares or Class F-I shares, as applicable, with an equivalent NAV at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued.

If not already converted into Class I shares or Class F-I shares, each such share (including any fractional share) held in a shareholder’s account will automatically and without any action on the part of the holder thereof convert on the earliest of (i) a listing of Class I shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, other than in connection with a Conversion Event. In addition, immediately before any liquidation, dissolution or winding up, each share (including any fractional share) will automatically convert into a number of Class I shares (or fraction thereof) with an equivalent NAV as such share.

Preferred Shares

Our Declaration of Trust authorizes our board of trustees to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred shares so issued. Because our board of trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred share preferences, powers and rights senior to the rights of holders of common shares.

If we ever created and issued preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our board of trustees has no present plans to issue any preferred shares, but may do so at any time in the future without shareholder approval.

Meetings and Special Voting Requirements

Under the MSTA and our Declaration of Trust and Bylaws, we are not required to, and do not anticipate, holding an annual meeting each year. Special meetings of shareholders may be called only upon the request of a majority of our trustees, a majority of our independent trustees or our chief executive officer, president or chair of our board of trustees. Special meetings of shareholders may be called by shareholders only for the purpose of removing trustees and filling any resulting vacancy, or electing trustees in the event that there are no trustees, and will be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our Bylaws and the shareholders comply with the procedures contained in our Bylaws.

Exhibit 4.3
The presence either in person or by proxy of shareholders entitled to cast one-third of all the votes entitled to be cast on any matter at the meeting will constitute a quorum (unless our board of trustees, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except as described in the next paragraph.

Under our Declaration of Trust, subject to certain exceptions, shareholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our Declaration of Trust as provided in our Declaration of Trust, (2) a merger, consolidation, conversion (other than a Conversion Event), or transfer or other disposition of all or substantially all of our assets as provided in our Declaration of Trust, (3) removal of a trustee for cause and the election of a successor trustee as provided in our Declaration of Trust, (4) dissolution of the Company as provided in our Declaration of Trust and Bylaws and (5) such other matters that our board of trustees have submitted to our shareholders for approval or ratification. The vote of shareholders entitled to cast a majority of the votes entitled to be cast is generally required to approve any amendments to our Declaration of Trust, any merger, consolidations, conversion, or transfer or other disposition of all or substantially all of our assets, and no such action can be taken by our board of trustees without such majority vote of our shareholders. All other matters submitted to a vote of our shareholders require the approval of a majority of the votes cast on the matter, other than the removal of a trustee and the election of trustees (as discussed below). In addition, with respect to the approval of any amendment to our Declaration of Trust or merger, consolidation or transfer or other disposition of substantially all of our assets, prior to a shareholder vote, our board of trustees must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the shareholders. Shareholders have the power, without the concurrence of the trustees, to remove a trustee from our board of trustees for cause, by the affirmative vote of two-thirds of the common shares entitled to vote generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. Shareholders may elect trustees by a plurality of the votes cast.

In addition, the secretary of the company will call a special meeting of the shareholders in the manner set forth in the Bylaws, upon the written request of shareholders (excluding shares held (i) by any MS Shareholder and (ii) directly or indirectly by affiliates with any competitor of the Company or Morgan Stanley, as determined by the Company in its reasonable discretion (“Adverse Shareholders”)) entitled to cast at least 10% of the votes entitled to be cast on the matter of the dissolution of the Company, to solicit the votes of the shareholders to approve the dissolution of the Company (a “Dissolution Petition”). Upon the affirmative vote of the shareholders (excluding shares held (i) by any MS Shareholder and (ii) directly or indirectly by any Adverse Shareholder) entitled to cast a majority of the votes entitled to be cast on the Dissolution Petition, our board of trustees will dissolve the Company in a manner consistent with its duties to the Company. Notwithstanding the foregoing, no Dissolution Petition will be required to be submitted to the shareholders for consideration if a Dissolution Petition was previously submitted to the Company within the preceding (i) 12 months and less than 15% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition; (ii) nine months and less than 25% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition; or (iii) six months and less than 40% of the votes entitled to be cast on the matter were voted in favor of such Dissolution Petition.

Shareholders are not entitled to exercise any appraisal rights or the rights of an objecting shareholder unless our board of trustees determines that such rights apply, with respect to all or any classes or series of shares of beneficial interests, to one or more transactions occurring after the date of the determination in connection with which shareholders would otherwise be entitled to exercise such rights.

Pursuant to our Declaration of Trust, shareholders may, during usual business hours, inspect and copy our Declaration of Trust and Bylaws and all amendments thereto, minutes of the proceedings of the shareholders, the annual statement of affairs of the trust and any voting trust agreements on file at our principal office to the extent permitted by the MSTA, but only if, and to the extent, such inspection is approved by our board of trustees. In addition, in connection with any Dissolution Petition, any shareholder is also entitled to examine the Company’s books and records at the Company’s principal office during usual business hours and within a reasonable time (not to exceed 30 days) following such shareholder’s written request to the Company; provided the Company may exclude any Adverse Shareholder from accessing the Company’s books and records.

Restrictions on Ownership and Transfer

Exhibit 4.3
Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless our board of trustees otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of our outstanding common shares or 9.9% in value or number of shares, whichever is more restrictive, of our outstanding shares of all classes or series unless they receive an exemption (prospectively or retroactively) from our board of trustees.

Subject to certain limitations, our board of trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our board of trustees may determine.

Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise cause us to fail to qualify as a real estate investment trust (“REIT”) and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our Declaration of Trust, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount

Exhibit 4.3
for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed by the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.

Every owner of more than 5% of our outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our board of trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of the owner, the number of shares of each class and series of our shares beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any subsequent transfer of our common shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act of 1933, as amended.

Distribution Policy

Distributions will be made on all classes of our common shares at the same time. The per share amount of distributions on Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, Class F-I shares and Class E shares will likely differ because of different allocations of class-specific shareholder servicing fees, management fees and performance participation allocations. We currently use the “record share” method of determining the per share amount of distributions on Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, Class F-I shares and Class E shares, although our board of trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific shareholder servicing fees, management fees and performance participation allocations for such period. Such amount will be divided by the number of our common shares outstanding on the record date. Such per share amount will be reduced for each class of common shares by the per share amount of any class-specific shareholder servicing fees, management fees and performance participation allocations allocable to such class.

Distributions are authorized at the discretion of our board of trustees, in accordance with our earnings, cash flows and general financial condition. There is no assurance we will pay distributions in any particular amount, if at all.

Our board of trustees may delegate to a committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our board of trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our board of trustees may delegate to one of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.

Exhibit 4.3
Certain Provisions of Maryland Law and Our Declaration Trust and Bylaws

Vacancies on Board of Trustees; Removal of Trustees

Any vacancy on our board of trustees (other than a vacancy resulting from shareholder removal for cause of a trustee) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum (subject to Morgan Stanley’s right to designate one trustee for election to our board of trustees). Any trustee elected to fill a vacancy will serve until a successor is duly elected and qualifies. Our independent trustees will choose the nominees to fill vacancies in our independent trustee positions. Vacancies resulting from shareholder removal of a trustee can be filled only by the election by shareholders.

Any trustee may resign at any time and may be removed for cause by our shareholders upon the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees. In addition, any trustee may be removed, at any time, but only for “cause” by written instrument, signed by a majority of the trustees, specifying the date when such removal shall become effective. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Amendment to Our Declaration of Trust and Bylaws

Except as provided by our Certificate of Trust or the terms of any classes or series of shares and as provided below, our Declaration of Trust may be amended by the board of trustees, without any action by our shareholders. Amendments to our Declaration of Trust that the board of trustees determines would, viewed as a whole, materially and adversely affect the contract rights of our outstanding shares, but excluding amendments of the type specified in (a) Section 7.1 (Authorized Shares) of our Declaration of Trust or (b) Section 2-605 of the Maryland General Corporation Law (both of which shall not require approval of any shareholder), must be approved by the board of trustees and shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our board of trustees will have the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.

Conversion

Our board of trustees may determine, without any action by the shareholders, that we will conduct a public offering as a non-listed real estate investment trust subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007. In connection with such determination and the conduct of such public offering, our board of trustees may cause us to (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity or (c) transfer all or substantially all of our assets to another entity (in each case, a “Conversion Event”). Pursuant to our Declaration of Trust, our board of trustees may take all actions that are required to effect a Conversion Event without any action by the shareholders.

Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

Certain provisions of Maryland law, our Declaration of Trust and Bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for shareholders or otherwise be in their best interest.

Mandatory Repurchases

Our Declaration of Trust provides that we may, in our sole discretion, repurchase all of a shareholder’s common shares, without the consent of such shareholder, if continued ownership of common shares by a shareholder may be harmful or injurious to our business or reputation or the business or reputation of our board of trustees, the Adviser or any of their affiliates, or may subject us or any shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences, including with respect to any applicable sanctions, anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.